EXHIBIT 99.1

Option Exchange

Ariba’s Board of Directors has approved an offer to exchange options to purchase Ariba’s common stock for restricted shares of its common stock (“Exchange Offer”) that will be implemented pursuant an Offer to Exchange and related documents (“Offer Documents”)

Employees should base their decision solely on the information contained in the Offer Documents

All employees will have the opportunity to participate in the Exchange Offer, subject to the terms and conditions set forth in the Offer Documents

Restricted shares will have a three-year pro-rata vesting schedule and the terms governing vesting, forfeiture, participation and sale will be detailed in the Offer Documents

ARIBA® CONFIDENTIAL 2004

Option Exchange

Exchange Ratio

Exercise Price (1 Option for X Restricted Shares)

$9.99 and under No exchange

$10.00—$14.99 X = 0.5

$15.00—$19.99 X = 0.4

$20.00—$29.99 X = 0.3

Above $30.00 X = 0.2

ARIBA® CONFIDENTIAL 2004

Option Exchange

Ariba has not yet commenced the Exchange Offer described in this presentation. Upon commencement of the Exchange Offer, Ariba will deliver to all employees, as well as file with the SEC, a Schedule TO and related exhibits, including the Offer Documents. Employees are strongly encouraged and advised to read all of the Offer Documents when these documents become available because they will contain important information about the Exchange Offer.

The Offer Documents will also be made available without charge at Ariba’s website at www.ariba.com as well as the SEC website at www.sec.gov. When the information becomes available we strongly encourage all eligible employees to read all the documents carefully and understand the risks before making a decision. We also strongly encourage eligible employees to consult tax and financial advisors before making any decision about the program. This presentation does not constitute an offer to sell or exchange or the solicitation of an offer to buy or exchange any securities, nor shall there be any sale or exchange of securities in any jurisdiction in which such offer, solicitation sale or exchange would be unlawful prior to registration or qualification of the securities under the laws of that jurisdiction.

ARIBA® CONFIDENTIAL 2004